UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      March 1, 2001
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               Realmark Property Investors Limited Partnership-II
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             (Exact name of registrant as specified in its charter)


      Delaware                        0-11909                  16-1212761
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(State of formation)          (Commission File No.)           (IRS Employer
                                                           Identification No.)

2350 North Forest Road, Suite 12-A, Getzville, NY                  14068
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(Address of principal executive offices)                         (Zip code)

Registrant's telephone number, including area code   (716) 636-9090
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Item 2.  Acquisition or Disposition of Assets.

Since 1992, Realmark Property Investors Limited Partnership-II (the "Partnership") has held an 88.5% interest in a joint venture, Realmark/Foxhunt Limited Partnership ("Foxhunt"). The Partnership acquired its interest by transferring to Foxhunt beneficial title to an apartment complex property in Ohio. The 11.5% minority interest in Foxhunt is owned by Realmark Property Investors Limited Partnership VI-B, a publicly held entity affiliated with the Partnership through common general partners.

On March 1, 2001, the property was sold to Fox Hunt Apartments Limited Partnership, an unaffiliated entity, for cash of $7,600,000. After satisfaction of the $5,942,000 mortgage loan on the property and payment of closing costs, the proceeds available to the venturers amount to approximately $1.1 million. That amount will be distributed to the Partnership and the minority interest according to their ownership interests after satisfying the remaining net liabilities of Foxhunt.

Item 7.  Financial Statements and Exhibits.

(b) Pro forma financial information.

On a pro forma basis, if the sale of the Foxhunt property had occurred on September 30, 2000, the date of the last balance sheet filed by the Partnership, that balance sheet would have shown: an increase in cash and equivalents from $.1 to $1.2 million; decreases in property of $2.4 million and in mortgage loans of $5.9 million; and an increase in minority interest and partnership capital totaling $4.6 million.

If the property had been sold on January 1, 1999, the pro forma results of operations for the year ended December 31, 1999 would have been a net loss of $105,000, $417,000 ($41.70 per limited partnership unit) less than the historical net loss, resulting from decreases in revenue and expense of $1,560,000 and $1,977,000, respectively. For the nine months ended September 30, 2000, the pro forma net loss would have been $47,000 ($4.70 per limited partnership unit) greater, at $145,000, resulting from decreases in revenue and expense of $1,161,000 and $1,114,000, respectively.

All of the foregoing pro forma operating data excludes the gain on the disposition of the property and simply reflects the elimination of Foxhunt's operating accounts and minority interest from the consolidated historical results.

(c) Exhibits.

(1) Real estate purchase agreement between the Partnership and Matthew Lester on behalf of an entity eventually named Fox Hunt Apartments Limited Partnership.

(2) Reinstatement agreement between the Partnership and Matthew Lester on behalf of an entity eventually named Fox Hunt Apartments Limited Partnership.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realmark Property Investors Limited Partnership
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                   (Registrant)



/s/ Joseph M. Jayson                                     3/15/01
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Joseph M. Jayson, Individual General Partner              (Date)